UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 3, 2008

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	0-22462	16-1445150

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road P.O. Box 2028 Buffalo, New York	14219-0228

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (716) 826-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01.	Entry into a Material Definitive Agreement.
Gibraltar Industries, Inc. (the “Company”), today announced it has entered into a definitive agreement to sell its SCM Metal Products subsidiaries. The SCM Metal Products business (“SCM”), which is reported in Gibraltar’s Processed Metals Products segment, manufactures metal powders and pastes for powder metallurgy and related applications, with production facilities in Research Triangle Park, North Carolina, and Suzhou, China. SCM had revenues of $113 million for the year ended December 31, 2007 and $64 million for the six months ended June 30, 2008. The SCM transaction is expected to close in the fourth quarter 2008, subject to regulatory approvals.
The Stock Purchase Agreement (the “Stock Purchase Agreement”) dated October 3, 2008 is among Gibraltar Steel Corporation of New York, a New York corporation (“GSCNY”), Gibraltar International, Inc., a Delaware corporation (“International”), SCM Metal Products, Inc., a Delaware corporation (“SCM Metals”) and Gibraltar Pacific Inc., a Mauritius corporation (“Pacific”), and Bison Acquisition Corporation, a Delaware corporation (“BAC”) and Appleby Trust (Mauritius) Limited, a company organized under the laws of Mauritius (the “Trustee”). Both BAC and the Trustee are affiliates of Platinum Equity. Each of GSCNY, International, SCM Metals and Pacific is either a direct or an indirect, wholly-owned subsidiary of the Company.
Under the Stock Purchase Agreement, GSCNY and International agreed to sell all of the issued and outstanding capital stock of SCM Metals and all of the issued and outstanding shares of ordinary stock of Pacific, respectively, to BAC and to the Trustee.
The Purchase Price of Forty Seven Million Two Hundred Fifty Thousand U.S. Dollars (U.S. $47,250,000) under the Stock Purchase Agreement is payable by delivery of a promissory note in the principal amount of U.S. $8,500,000 payable March 31, 2012, and cash in the amount of U.S. $38,750,000.
The Purchase Price is subject to adjustment to the extent the net working capital of SCM as of October 3, 2008, as determined under the Stock Purchase Agreement, exceeds or is less than Thirty One Million Four Hundred Twenty Three Thousand U.S. Dollars (U.S. $31,423,000).
Interest is payable on the promissory note in arrears on the last day of each calendar quarter commencing on December 31, 2008, and on the date on which the principal amount of the promissory note is paid in full. The outstanding principal of the promissory note bears interest at rates that increase over time from 8% per annum to 12% per annum. Payments of interest under the promissory note are subject to deferment under certain circumstances and the promissory note may be subordinated upon BAC’s request in connection with BAC’s senior credit agreement.
The closing of the transaction is subject to the satisfaction of certain conditions contained in the Stock Purchase Agreement, including the expiration of all applicable waiting periods with respect to an application for approval from the German Federal Cartel Office (“FCO”) or a written statement from the FCO confirming the application will not be reviewed.
The description of the transaction contained in this report does not purport to be complete and is qualified in its entirety by reference to the terms, provisions, conditions, and covenants of the Stock Purchase Agreement, which we have filed as Exhibit 10.1 hereto and incorporated herein by reference. The Stock Purchase Agreement has been filed to provide investors and security holders with information regarding its terms, provisions, conditions and covenants and is not intended to provide any other factual information respecting the Seller. In particular the Stock Purchase Agreement contains representations and warranties the Purchaser and Seller made to and solely for the benefit of each other, allocating among themselves various risks of the transaction. The assertions embodied in those representations and warranties are qualified or modified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Stock Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors and security holders should not rely on the representations and warranties in the Stock Purchase Agreement as characterizations of the actual state of any fact or facts.

ITEM 8.01.	Other Events
On October 9, 2008, the Company issued a press release announcing that it had entered into the Stock Purchase Agreement. A copy of that press release is included as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits
     (c) Exhibits.
     10.1      Stock Purchase Agreement among Gibraltar Steel Corporation of New York, Gibraltar International, Inc., SCM Metal Products, Inc., Gibraltar Pacific Inc., Bison Acquisition Corporation and Appleby Trust (Mauritius) Limited.
     99.1      Press Release issued October 9, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 9, 2008

GIBRALTAR INDUSTRIES, INC.
/s/ Kenneth W. Smith
Name:	Kenneth W. Smith
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
     10.1      Stock Purchase Agreement among Gibraltar Steel Corporation of New York, Gibraltar International, Inc., SCM Metal Products, Inc., Gibraltar Pacific Inc., Bison Acquisition Corporation and Appleby Trust (Mauritius) Limited.
     99.1      Press Release issued October 9, 2008.